UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CommonWealth REIT
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On March 3, 2014, CommonWealth REIT (“CWH”) issued a press release regarding Sam Zell’s February 28, 2014 interview on CNBC.  The press release and a transcript of the portion of Mr. Zell’s interview pertaining to CWH are included below.  CWH neither sought nor obtained permission to publish this transcript.

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FOR IMMEDIATE RELEASE

COMMONWEALTH REIT ISSUES STATEMENT REGARDING SAM ZELL

Sam Zell: “I am not sure that I am on seven boards.
I believe I am only on one…two…three…maybe three public companies.”

Newton, MA (March 3, 2014): CommonWealth REIT (NYSE: CWH) today issued a statement regarding comments made by Sam Zell on CNBC’s “Squawk Box” program on February 28, 2014.

Sam Zell, age 72, recently accepted over $17 million of in-the-money options to serve as a trustee nominee on behalf of Related Fund Management, LLC and Corvex Management LP (together, “Related/Corvex”).  In the CNBC interview he was asked if he is on too many other boards to devote the time required to serve as Chairman of the CWH Board if Related/Corvex are successful in their effort to remove the entire CWH Board, without cause, and elect their hand-picked slate at a subsequent shareholders’ meeting.  Zell said:

“I am not sure that I am on seven boards. I believe I am only on one…two…three…maybe three public companies.” — Sam Zell, CNBC, Squawk Box, February 28, 2014

CWH notes that Zell currently serves as Chairman of four publicly traded companies: (1) Equity Residential (NYSE: EQR); (2) Equity LifeStyle Properties, Inc. (NYSE: ELS); (3) Anixter International, Inc. (NYSE: AXE); and (4) Covanta Holding Corporation (NYSE:CVA).  He is also the Chairman of at least two private companies, including Equity International Inc. and Equity Group Investments, LLC and was the Chairman of The Tribune Company until it emerged from Chapter 11 bankruptcy. CWH further notes that Zell is an active owner of a number of international real estate businesses, and is involved in litigation related to his sponsorship of the leveraged buyout and subsequent bankruptcy of The Tribune Company.

Adam Portnoy, Managing Trustee and President of CWH, made the following statement:

“Sam Zell’s inability to recollect the number of public company boards on which he serves should be deeply troubling to investors in those companies.  Further, this lapse in Zell’s memory and his existing commitments to other business activities, some of which appear to compete with CWH, underscores our belief that he is ‘over-boarded’ and overcommitted and would be unable to devote the necessary time, if elected, to serve as Chairman of the CWH Board.

“Notably, when invited by CWH to discuss the Company’s strategy and the Board’s commitment to enhancing governance, Zell refused and indicated he was too ‘busy’ to meet.  We believe it is clear that Zell has been induced to serve as front man for Related/Corvex with a lucrative agreement, including $17 million of in-the-money options.”

CWH believes that certain other comments made by Zell during the CNBC interview also do not stand up to careful scrutiny.  For example, when Zell was asked to explain why he sold all of the 192,158 CWH common shares he owned just two business days before the public announcement of his agreement to join the hostile takeover campaign, Zell said:

“We thought maybe we could build a position. We quickly found out that the liquidity of the stock in terms of its availability to build a position didn’t seem likely at all. And consequently, rather than hold a minor share and have the filing requirements that go with that, we just eliminated the position. It was such a very minor position.” — Sam Zell, CNBC, Squawk Box, February 28, 2014

The facts are as follows: (i) the trading volume in CWH common shares for the last three months was approximately 1 million shares per day; (ii) if elected as a CWH trustee, Zell would not avoid any filing requirements by selling his shares in CWH; (iii) Zell sold his shares in CWH, which were purchased about two weeks earlier, for approximately $4.9 million and he realized a profit of almost $400,000; and (iv) Zell purchased his shares in CWH at $23.53 per share and he sold his shares at $25.50 per share, and Zell’s agreement with Related/Corvex provide him the opportunity to purchase over 4 million common shares of CWH at prices of $21.00 and $24.00 per share.

Adam Portnoy further commented:

“We believe that Zell’s motivations for his trading activity in CWH common shares in the days prior to joining the Related/Corvex campaign to take control of CWH have not been adequately addressed.”

CWH will file today with the Securities and Exchange Commission (SEC) a transcript of the February 28, 2014 Sam Zell interview pertaining to CWH.

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

(end)

CNBC “Squawk Box” — February 28, 2014

JOE KERNEN:  Real Estate Titan Sam Zell backing developer Related and hedge fund Corvex Capital in an activist campaign.  The group wants to unseat the board and the management of CommonWealth.  It’s a real estate investment trust that owns more than 300 office buildings in the U.S.  The voting period ends March 20th, if successful, Zell will take over as Chairman of CommonWealth.  Joining us now from Sun Valley, nice, in an exclusive interview is Sam Zell, the investment group’s chairman.  I’m trying to figure out where I got distracted, trying to figure out where you were; whether you’re going to the Pioneer tonight to have a little steak and lobster or something.  It’s Sun Valley, a great place Sam, I envy you.

SAM ZELL:  It is for sure.

JOE KERNEN:  What’s your plan here?  We defer to you on all things real estate.  You buy low, you sell high.  What do you see here that’s being mismanaged, or that’s attractive?

SAM ZELL:  Well first of all this particular situation, the CommonWealth situation, is a situation where a structural impediment results in shareholders having almost no voice. By virtue of a externally managed structure, of which there are very few equity REITs.  All of the rest of them are self-managed and avoid all the conflicts that exist when an outside manager manages assets he doesn’t own.  And as far as our backing is concerned, Corvex and Related started this about a year ago; they felt very strongly that this was both an undervalued situation and a situation where shareholders were being deprived of their right to vote and right to be represented.  They came to me and said, “Our interests are economic, we want to build out of this a great new company.  Are you interested?”  I said, “If you guys are successful, we would be prepared to take over the company and set up a management operation very similar to what we did with EOP.

JOE KERNEN:  Wow, so looking back at the last 10 years or whatever, Sam, you sold and you didn’t know why you were selling it.  It just seemed like a good time because of what people were offering you.  Then we’ve had you on since then, and things have come back down to where they’re attractive again.  In your view, where are we right now with an improving economy?  You’re interested in this deal, is there inherent value in real estate everywhere?  The stuff that you sold, is it back to where it was when you sold it at this point?

SAM ZELL:  No, I don’t think that the office market is even close to where it was in ‘07.  In this particular situation, I believe that you have roughly a $7 billion collection of assets that have been misaligned, or mis-strategically run because effectively the incentive to the manager was, “Keep buying assets because you get paid on the number of assets under your control, not on the performance.”  All you have to do is look at the chart of EQR, EOP and ELS over the last 15 years and they’re all on that very serious uptrend.  CommonWealth is as flat as a dead man’s EKG, something’s wrong.

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ANDREW ROSS SORKIN:  Sam, can I ask a question?  You sold your CommonWealth shares before you agreed—

SAM ZELL:  Yes.

ANDREW ROSS SORKIN:  To be part of this Related slate.  And as part of this you’re also going to receive $17 million of in-the-money options, that’s right?

SAM ZELL:  That’s correct.

ANDREW ROSS SORKIN:  Okay so does this not imply that you don’t see additional upside in the stock?  Why wouldn’t you just hold your shares or take the stock at market price?

SAM ZELL:  Well number one, we initially thought it was an interesting situation. We thought maybe we could build a position.  We quickly found out that the liquidity of the stock in terms of its availability to build a position didn’t seem likely at all.  And consequently, rather than hold a minor share and have the filing requirements that go with that, we just eliminated the position. It was such a very minor position.  As far as the in-the-money options are concerned, the first thing I’d tell you is that the stock a year ago was 15.  As a result of the work done by Corvex and Related, the price has gone up to 26 to 27 on the anticipation that they might win.  Having an option to buy stock at 22 something is hardly a serious economic incentive to me for taking on this kind of responsibility.  We’re long-term holders, the 17 million is interesting, but that’s only relevant if we sell, and our history is we’re not sellers, we’re owners and builders.

ANDREW ROSS SORKIN:  One other related question to this, no pun intended on the Related piece, you sit on about seven Boards right now, two of which are REITs.  Do you have time to actually be on this Board?

SAM ZELL:  Number one, I am not sure that I am on seven boards.  I believe I am only on one…two…three…maybe three public companies.  I would remind you that the number of companies I’m responsible for today is no different than the number of companies I was responsible for when we were running EOP.  We have a wonderful and strong alumni of EOP and EQR, and ELS people; many of which have contacted us and said, “God well we’d like to come try and build another company again.”

ANDREW ROSS SORKIN:  Okay.  Well let me…One other just real quick.  The company CommonWealth came out with earnings just, what was it, yesterday or the day before and did beat estimates.  It seemed like it was an improving situation.  Did you think it was an improving situation, and how much more would it improve under the other, I don’t want to say ownership, but control effectively?

SAM ZELL:  I think the question is very simple.  If you own stock in a public company you should have a right to vote; you should have a right to change trustees; you should have all of the rights, the fiduciary responsibility to the management should be the case.  This has not been the case in this situation.  Almost every anti-takeover, anti-anything

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you can imagine was put into this company by the external manager to protect his position.

ANDREW ROSS SORKIN:  Right.

SAM ZELL:  All I want is for the shareholders to have a clear vote as to the future of their capital; it’s their capital, it’s not the manager’s capital.

ANDREW ROSS SORKIN:  I don’t disagree with that. Thank you, Sam, for that—

JOE KERNEN:  Okay, Sam, we’re going to get on some other subjects after we take a quick break.  Stick with us and we’ll be right back.

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